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                     October 10, 2023

       Stefan Berndt-von B  low
       Chief Financial Officer
       Mynaric AG
       Dornierstra  e 19
       82205 Gilching, Germany

                                                        Re: Mynaric AG
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed May 1, 2023
                                                            File No. 001-41045

       Dear Stefan Berndt-von B  low:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology